Exhibit 99.1

Subject: Inland Income Trust Announces Estimated Per Share Value

Inland Real Estate Income Trust, Inc. (Inland Income Trust or the Company) filed a Form 8-K to announce that its board of directors determined an estimated per share net asset value (NAV) of its common stock as of December 31, 2016, which also sets a new purchase price for shares under its Distribution Reinvestment Plan (DRP) and Share Repurchase Program (SRP).

•	The estimated per share NAV of the Company’s common stock is $9.05[1] as of December 31, 2016.
•	The estimated per share NAV determined by the Company’s board of directors is the midpoint within the range of values, $8.62 to $9.48, provided by CBRE Capital Advisors, Inc. (CBRE Cap), a FINRA registered broker dealer firm that specializes in providing real estate financial services, in its valuation report. The estimated per share NAV does not reflect “enterprise value” and thus excludes, for example, any adjustments to value due to the portfolio’s large size. This valuation is a snapshot in time and is not indicative of the amount Inland Income Trust or its stockholders may receive if Inland Income Trust were to list its shares or liquidate its assets, now or in the future.
•	Effective March 29, 2017, shares available for purchase under the Company’s DRP will be $9.05 per share.
•	Shares accepted for redemption under the Company’s SRP will be redeemed at a price equal to 92.5%-100% of the estimated value per share of $9.05, depending on the length of ownership, or the purchase price paid per share by the stockholder (subject to adjustment as described in the SRP), whichever is less.
•	Monthly distributions are expected to remain unchanged during the second quarter at a daily amount of $0.001643836 per share. Effective March 29, 2017, the distribution rate will be expressed as a percentage of the estimated per share value and represents an annualized rate of 6.63% based on the current estimated per share NAV[2].
•	The Company engaged CBRE Cap to assist its board of directors in establishing an estimated per share NAV of its common stock as of December 31, 2016. The board of directors’ determination of the estimated per share NAV was in accordance with the Appraised Value Methodology established under FINRA’s per share estimated value rules, which were effective as of April 11, 2016.
•	CBRE Cap provided an analysis of the Company’s assets and liabilities all of which was used to estimate a valuation range. Taking into consideration the reasonableness of the valuation methodologies, assumptions and conclusions contained in CBRE Cap’s report, the board of directors determined the estimated per share NAV to be $9.05. The valuation range was calculated by varying the discount and terminal capitalization rates for each asset. These figures were based upon market, economic, financial and other information, circumstances and conditions existing prior to December 31, 2016, not upon a market price that could be achieved by stockholders. Any material change in such information, circumstances and/or conditions may have a material effect on the Estimated Per Share NAV. The Company’s actual investment performance is generally unknown until a liquidity event occurs.

•	The Company will hold a valuation webcast on April 24, 2017 at 2 pm CST to discuss the valuation results. To register for the webcast, please visit inland-investments.com/IREIT/webcasts.

1 This valuation represents the estimated per share NAV as a snapshot in time and it will fluctuate over Inland Income Trust’s life cycle. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. The estimated per share NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company’s portfolio. Throughout the valuation process, the board of directors, the Company’s business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by CBRE Cap and their consistency with real estate industry standards and best practices.

2 The amount of distributions declared is determined by Inland Income Trust’s board of directors from time to time and is dependent upon several factors, including cash flow from operations and the Company’s financial condition and is not necessarily impacted by the estimated per share NAV. Distributions may in the future be paid from operations, borrowings, proceeds from the DRP and net proceeds from the sale of assets. Distributions are not guaranteed.

Helpful Links

•	Form 8-K
•	Video: Calculating Inland Income Trust's Estimated Per Share Value
•	Frequently Asked Questions (FAQs)

Questions?

For additional information, please read the Company’s Form 8-K filed March 30, 2017, contact your Inland sales representative or call Inland Investor Services at 800.826.8228.

View Prospectus and other SEC Filings.

For Institutional Use Only. Dissemination to prospective investors prohibited. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by a prospectus, which has been filed or registered with appropriate state and federal regulatory agencies and sold only by broker dealers and registered investment advisors authorized to do so. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities of Inland Income Trust. Any representation to the contrary is unlawful.

The companies depicted in the photographs herein are tenants of Inland Income Trust. These companies may have proprietary interests in their trademarks and trade names and nothing herein shall be considered an endorsement, authorization or approval of Inland Income Trust or its subsidiaries.

The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC, dealer manager for Inland Income Trust.